Exhibit 99.3

        Comments for 2001 Year End & 4th Quarter Earnings Conference Call
                      Thursday, January 24, 2002 @ 11:30AM


Call In #   1- 888-552-7850
Replay #   1-800-642-1687 Reference # 2755812

Final Script

1.         Introduction (Mike Taunton)

          o    Note: Conference Call Host will read the Disclaimer.

          o    Welcome to the KeySpan 2001 Year End Conference Call.

          o Today, Bob Catell will open and close the call with comments on earnings and provide an update on recent developments. Gerry Luterman will discuss our financial results in more detail for each of the business units. We will take questions and end the call at 12:15 PM. Also with us this morning are our Vice Chairman, Craig Matthews, Finance Senior Officer Joe Bodanza,
               Controller Ron Jendras....

          o A copy of the Earnings Press Release is available on our web site if you have not already received a fax copy.

          o An online web cast of this conference call is also available after the call through our web site -- www.keyspanenergy.com.

And now, our Chairman and CEO, Bob Catell

2.         Opening Comments (Robert Catell)

Thank You, Mike, and good morning.
           I am pleased to begin the new year by reporting to you that we have made great progress in 2001 in executing our strategy with outstanding performances in our core gas and electric businesses, and have taken a major step in exiting our non-core businesses. Today's announced sale of Midland, following the sale of our propane business last year, further demonstrates our focus on our core businesses. This focus will enable us to best deliver value to our shareholders going forward.

           Let me begin with a discussion of our earnings.

           On a consolidated basis, excluding special items, we earned $349.7 million, an increase of $26.4 million, or a very solid 8% improvement, from the $323.3 million earned in 2000. These 2001 results of $2.53 per share, including the operations of the now discontinued Midland barge business, are in line with the First Call Consensus, as well as our prior guidance of $2.50 - $2.60 per share.
            For the fourth quarter, excluding special charges, we earned $99.0 million, only a slight $1.9 million decline from the prior year's fourth quarter, despite the warm weather and dramatic decline in gas prices

           During 2001, we took a number of steps to accelerate and enhance our focus on our core operations in the Northeast, which required the recording of certain special charges.

Special Charges
           Earlier in the year, we identified and took corrective action in our Energy Services business by exiting the General Contracting business -- and will focus only on energy-related activities in the future. We have installed a new management team and are confident that this business will deliver strong results in 2002.
           Today, we announced the sale of the Midland barge business to Ingram Industries for $230 million, plus the assumption of approximately $135 million in debt. We have classified Midland as a discontinued operation and recorded a special charge to properly account for the sale of this business. The sale of Midland within a little over a year of its SEC mandated divestiture, illustrates our focus on exiting non-core businesses. As you may remember, we also sold EnergyNorth Propane last year.

           We also recorded a non-cash write-down of the investment in our E&P business to reflect the significant decline in gas prices this past quarter. The write down in carrying value conforms to SEC rules for E&P companies using the "full cost" accounting method. On a quarterly basis, our E&P business achieved record financial and operating results in 2001. Production increased a solid 17% and Houston Exploration increased its reserve base by 8% to over 600 Bcfe with the strategic acquisition of the Conoco properties in South Texas.
           Although these special charges have reduced our 2001 reported earnings to $213.1 million, or $1.54 per share, we believe these actions better position us to focus on our core gas and electric businesses going forward.

Starting with the gas business...

           In 2001, we achieved record sales growth once again despite the challenge of high gas prices last winter and mild weather throughout the year. We completed more than 50,000 gas installations and added more than $61 million in Gross Profit Margin - more than a 13% increase from 2000's record of $55 million - and higher than our aggressive $60 million goal. The increased growth was achieved throughout our 3 gas territories:

          o    In New York, we have added $17 million in new gross profit margin
               - 6% ahead of last year

          o On Long Island, we have added $22 million in margin - 11% ahead of last year

          o    And  most   importantly,   in  our  newly  acquired  New  England
               territory, we have added more than $22 million in margin - a very solid 19% increase from the pre-acquisition levels

And for 2002, we have established an aggressive - but attainable - new gross margin goal of $65 million.

On an EBIT basis, this strong gas sales growth, coupled with our cost containment and synergy savings programs, resulted in a year-over-year increase of $83.4 million in our gas business - an increase of 20%.

Moving to electric...
Our electric business continued to provide strong earnings despite external factors such as the mild weather, a weakening economy and soft power markets, and realized a slight decline of $5 million in EBIT year-over-year. These consistent earnings highlight our very focused generating strategy - we have a very prudent mix of low risk generating plants, complemented by long-term contracts and prudent hedging.



We also made significant progress in our efforts to build new generating plants on Long Island and in New York. We are well on our way towards the installation of 4 new peaking units on Long Island this summer--which are 100% under long-term contract with the LIPA. We also received approval to build a 250-megawatt plant at our Ravenswood facility in New York by the end of next year. In addition, we began the process to obtain approval to build a similar plant on Long Island the following year - and 50% of this capacity would also be contracted to LIPA. We are also looking closely at niche opportunities to buy other generating plants in our footprint -- the Northeast -- that we believe may become available at affordable prices in the `secondary' market.

We also made similar progress in 2001 with our plans to build new gas pipelines as we received preliminary approval from FERC for the Islander East Pipeline. This pipeline, which is expected to provide 260,000 dekatherms a day of natural gas, would enable KeySpan to tap into new gas basins in the Canadian Atlantic. In addition, the pipeline would allow us to reduce our Long Island system reinforcement costs while increasing available supply for future gas growth and increased gas fired power generation on Long Island.

           In terms of our earnings outlook...

           As you know, last month, we provided a target of $2.70 -$2.85 per share for 2002, which includes $2.40 to $2.45 per share primarily from core operations. At this time, we are re-affirming our projection of 8% earnings growth in our core businesses. However, we are currently projecting significantly reduced earnings from our E&P business due to the non-cash impact of the write-down on our 2002 hedges. At this time, although the E&P current projection reduces our prior guidance, we are not providing a new range of projected earnings since we are only a few weeks into the year. We will continue to monitor our internal results and the external markets, and provide you with any required updates as the year progresses.

           At this time, I will turn it over to Gerry for a more detailed financial review of our results.

Earnings Results (Gerry Luterman)

Thanks Bob and good morning.

As Bob stated earlier, excluding all special items and including discontinued operations from Midland, consolidated earnings for the year were $349.7 million or $2.53 per share, a 8% increase over the same period last year. The increase reflects strong performance in each of our 3 gas distribution territories, enhanced by the positive impact of increased production and higher gas commodity prices earlier in the year in our E&P business.

Fourth quarter earnings -- excluding all special items and including discontinued operations -- were $99.0 million, or $0.71 cents per share, a slight decrease of $1.9 million from the fourth quarter earnings of 2000. Quarterly performance was impacted by substantially warmer weather and significantly lower commodity prices.

Including all special charges and discontinued operations, consolidated earnings were $213.1 million, or $1.54 per share in 2001, compared to $282.7 million or $2.10 per share in 2000.

Fourth quarter results, including all special charges and discontinued operations were $34.4 million, or $0.25 per share, as compared to $58.9 million, or $0.44 per share for the same quarter of the prior year.

4th Quarter Special Charges
As Bob reported, given the SEC order requiring the Company to divest its interest in the Midland barge business, we announced today that we have entered into a contract to sell Midland to a subsidiary of Ingram Industries for approximately $230 million. Ingram will also assume debt of approximately $135 million from Midland. The deal is subject to certain regulatory approvals and is expected to close during the second quarter of 2002. As a result, we recorded in the fourth quarter, an estimated loss on the sale of this business of $30.3 million after tax, or $0.22 per share. Midland's 2001 annual and quarterly earnings contributions of $9.0 million or $.06 per share, and $3.6 million or $0.03 per share, respectively, as compared to an annual and quarterly loss of $1.9 million or $0.01 per share in 2000 have been recorded as discontinued operations. The Company anticipates using the proceeds from this transaction to pay down debt.

In addition, given the recent decline in gas commodity prices, our exploration and production operations recorded a non-cash after-tax impairment charge of $31.4 million, or $0.23 per share to write-down the carrying value of its investments in proved gas reserves.
The write-down impacts our interest in Houston Exploration, as well as our joint venture. This non-cash write-down is in conformity with SEC rules for exploration and production companies which use the "full cost" accounting method. The ceiling test charge was partially offset using gains from our 2002 hedges. The early recognition of the 2002 hedging gains is a timing change only and will not affect 2002 cash flows, but will reduce reported 2002 earnings.

Let me now focus on each of our business segments. Their performance, excluding special items and including discontinued operations, is reported on an Earnings Before Interest and Taxes (EBIT) basis.

o          A review of each segment follows:

                                                        EBIT
                                     2001             2000      Variation
                                     ------------------------------------
                                                             (vs. 2000 4Q)
                                                             (vs. 2000YR)
o          Gas Distribution         $173.8M          $187.3M      ($13.5M)
                                    $492.4M          $409.0M        $83.4M


           The annual EBIT increase in our gas distribution businesses of $83.4 million represents a 20% increase over the prior year's results. The increase reflects a very solid $73.7 million increase from our New York and Long Island operations, as well as a $9.6 million increase by our New England gas companies. The significant gas-sales growth that Bob discussed, as well as O & M savings and operational efficiencies, are the drivers of our EBIT increase.

           The fourth quarter EBIT decrease of $13.5 million is entirely due to significantly warmer weather. In New England, which operates without a weather normalization clause, the weather for the quarter was 20% warmer than normal and 25% warmer than last year's fourth quarter. New York and Long Island were 25% warmer than normal for the quarter and 35% warmer than last year's fourth quarter, but benefited from the existing weather normalization clauses we have in place.



           Next, Electric...                                EBIT
                                            2001             2000      Variation
                                            ------------------------------------
                                                                   (vs. 2000 4Q)
                                                                   (vs. 2000YR)
o          Electric Services                $54.1M         $40.0M       $14.1M
                                            $246.1M        $251.0M      ($4.9M)


          The annual EBIT of $246.1 million in our electric business reflects a "slight" decline of $4.9 million.

           The quarterly EBIT increase of $14.1 million over the prior year's fourth quarter reflects lower operating expenses at Ravenswood, as well as better performance on the LIPA contracts.

           Again, as Bob stated, these consistent year-over-year electric results highlight our low-risk generation profile.



Moving to Energy Services

                                                          EBIT
                                         2001             2000      Variation
                                         ------------------------------------
                                                                 (vs. 2000 4Q)
                                                                 (vs. 2000YR)
o          Energy Services              ($6.8M)   $24.9M            ($31.7M)
                                        $31.7M    $73.4M            ($41.7M)


           Our Energy Services business, before special charges, reported a year- over- year EBIT decrease of $41.7 million, and a quarterly decrease of $31.7 million as compared to the prior year's fourth quarter. The declines were primarily related to the lower electric margins for Ravenswood energy procurement.


          Next, our Energy Investments businesses, which are reported including the discontinued operations of Midland...

                                                           EBIT
                                          2001             2000      Variation
                                          ------------------------------------
                                                                 (vs. 2000 4Q)
                                                                  (vs. 2000YR)
o          Energy Investments             $36.0M           $55.6M    ($19.6M)
                                          $209.7M          $130.8M    $78.9M


           Our Energy Investments - which consists of Exploration and Production and Other Investments -- reported a year over year EBIT increase of $78.9 million and a quarterly decrease of $19.6 million.


                                                                       EBIT
                                            2001             2000      Variation
                                            ------------------------------------
                                                                   (vs. 2000 4Q)
                                                                   (vs. 2000YR)
o          Exploration & Production         $24.4M          $51.0M     ($26.6M)
                                            $160.7M         $111.7M     $49.0M


                     Starting with our gas exploration and production operations-primarily Houston Exploration. In 2001, E&P reported a $49.0 million increase in EBIT, or 44% improvement over the prior year's results. This improvement reflects a very solid 17% increase in production from 80.3 Bcfe to 94.0 Bcfe and a 25% increase in average realized gas prices from $3.38 per Mcf in 2000 to $4.24 per Mcf in 2001.

                     The fourth quarter EBIT decline of $26.6 million is the result of a 28% decrease in average realized gas prices from $4.69 per Mcf in 2000 to $3.36 per Mcf in 2001. Production for the quarter improved over the same period of the prior year by a solid 8%, increasing from 22.2 Bcfe to
                     24.0 Bcfe.






                                                            EBIT
                                           2001             2000      Variation
                                           ------------------------------------
                                                                   (vs. 2000 4Q)
                                                                    (vs. 2000YR)
o          Other Investments               $11.6M          $4.6M       $7.0M
           (including Midland)             $49.0M          $19.1M     $29.9M



                     Other Investments, the second component of our Energy Investments segment, recorded an annual increase of $29.9 million, and fourth quarter increase of $7.0 million - including the results of Midland.


In Summary, total EBIT before special items and including discontinued operations for the year were $995.0 million, a $210.7 million increase, or a 27% year-over-year improvement... and $265.3 million for the fourth quarter, a $12.8 million fourth quarter increase compared to the prior year's fourth quarter.

                                                       EBIT
                                      2001             2000      Variation
                                      ------------------------------------
                                                                 (vs. 2000 4Q)
                                                                 (vs. 2000YR)
                Total EBIT- Quarter   $265.3M         $252.5M    $12.8M
                Total EBIT- YTD       $995.0M         $784.3M    $210.7M

                                                         Net Income
                                      2001             2000      Variation
                                      ------------------------------------

   Total Net Income - Quarter         $99.0M          $100.9M     ($1.9M)
   Total Net Income - YTD             $349.7M         $323.3M     $26.4M


Moving to other financial matters:

          o For comparison purposes, our average common shares outstanding increased by 3% from 134.4 million shares in 2000 to 138.2 million shares in 2001.

          o Our Board declared a quarterly cash dividend of $.445 per share, payable February 1st to shareholders of record on January 15. As you know, we are once again confirming our dividend of $1.78 per share into the future - which currently yields more than 5%.

          o In terms of balance sheet, our debt to total capital ratio was about 66% as of December 31. As previously indicated, we will pay down debt with the proceeds from the sale of Midland, as well as the sale of other non-core assets.

          o As you may remember, we filed a universal shelf registration of $1 billion of financing in 2001, and we have utilized $500 million of this shelf for the issuance of debt to term out commercial paper at favorable rates. We now intend to file a $1.7 billion universal shelf registration which replaces the remaining $500 million. This will provide us with financial flexibility to capitalize on the low interest rate environment and also to fund the purchase of strategic assets, such as generating plants that may become available.

And finally, from an earnings perspective, we are reaffirming our 8% growth target in our core operations, which is consistent with prior guidance of $2.40 to $2.45 per share from these core operations. However, the current low gas price environment has resulted in a write-down, which materially impacts our E&P operations for both the prior and current years. Therefore, at this time, our current 2002 E&P earnings projection is approximately $0.20 per share below our prior guidance. This projection could change significantly during the year due to market conditions.

However, we are not providing an updated annual target at this time since it is very early in the year. We will continue to monitor our results and the market conditions, and provide you with updates as the year progresses.

I will now turn it back to Bob for some closing comments.


Closing Comments (Robert Catell)
Thanks, Gerry. Once again, we are very pleased with the progress that we have made in executing our strategy with strong results from our core gas and electric businesses and we will enhance our focus on these businesses in the future. Specifically, we are committed to:

          o    growing our gas business

          o    building or acquiring new power plants in our region

          o    improving the results in our Energy Services business,

          o and exiting our non-core businesses - as evidenced by today's Midland Sale announcement

And finally, on a personal note, let me pass along my best wishes to my colleague and friend, Craig Matthews, who is sitting here next to me. Craig is retiring on March 1 after 36 outstanding years of service to the Company. As you know, Craig has been instrumental in achieving the Company's long-term success. Fortunately, we have had a management succession plan in place for some time. Wally Parker and Bob Fani are the respective Presidents of our regulated and unregulated businesses, and have worked closely with Craig and I in the Office of the Chairman. In addition, Gerry Luterman has been promoted to Executive Vice President and Chief Financial Officer. This will ensure a smooth transition upon Craig's retirement.

I will miss working with Craig, and we all wish him and his family well.

Thank you. At this time, we will be happy to answer your questions.
(After questions)
Well, if there are no further questions, I would like to thank you for your continued interest in KeySpan